EXHIBIT 9(b) BROWN & WOOD LLP ONE WORLD TRADE CENTER NEW YORK, NEW YORK 10048-0557 TELEPHONE: 212-839-5300 FACSIMILE: 212-839-5599

September 28, 1999

Merrill Lynch Arizona Municipal Bond Fund
  of Merrill Lynch Multi-State Municipal Series Trust
800 Scudders Mill Road
Plainsboro, New Jersey 08536

Ladies and Gentlemen:

We consent to the filing of our opinion dated October 15, 1991, originally filed on October 17, 1991 as an Exhibit to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A (File Nos.
33-41311 and 811-4375) of Merrill Lynch Arizona Municipal Bond Fund of Merrill Lynch Multi-State Municipal Series Trust, and to the use of our name in the prospectus and statement of additional information constituting parts of Post-Effective Amendment No. 9 to such Registration Statement.

Very truly yours,

/s/ BROWN & WOOD LLP